UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2014 (June 2, 2014)

THE WENDY’S COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-2207	38-0471180
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Dave Thomas Blvd., Dublin, Ohio		43017
(Address of principal executive offices)		(Zip Code)
(614) 764-3100
(Registrant’s telephone number, including area code)
 N/A
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of June 2, 2014, The Wendy’s Company (the “Company”) and its President and Chief Executive Officer, Emil J. Brolick, entered into an Amendment to Employment Agreement (the “Amendment”) which amended certain provisions of Mr. Brolick’s existing Employment Agreement that was effective as of September 12, 2011 (the “Employment Agreement”). The Employment Agreement stated that Mr. Brolick’s employment would end on September 12, 2014 (the “Term”); provided, however, that prior to the end of the Term, the parties could agree to a one-year extension of the Term on mutually satisfactory terms. The Amendment extends the Term to September 12, 2015. The Amendment also provides that the Term will be automatically extended for additional one-year periods unless the Company or Mr. Brolick gives notice of non-renewal at least 90 days prior to the end of the then-current Term.

The Amendment provides that during the extended Term, Mr. Brolick will receive an annual base salary of $1,150,000 (which had already been set as Mr. Brolick’s annual base salary by the Compensation Committee of the Board of Directors effective as of March 31, 2014; the annual base salary stated in the Employment Agreement was $1,100,000), payable in accordance with the Company’s normal payroll practices. All amounts of base salary in excess of $1,000,000 will be deferred under the terms of a deferred compensation plan established by the Company in 2011 pursuant to the Employment Agreement. Mr. Brolick’s base salary will be subject to possible increase from time to time at the sole discretion of the Board of Directors (or an authorized committee of the Board).

Mr. Brolick will continue to be eligible to receive awards under the Company’s annual long-term incentive award program in effect for other senior executive officers of the Company, with an aggregate target, or guideline, award value commencing in 2014 of $3,000,000 (the aggregate guideline amount stated in the Employment Agreement was $2,500,000). The actual grant date value of such awards will be determined in the discretion of the Compensation Committee of the Board of Directors after taking into account the Company’s and Mr. Brolick’s performance and other relevant factors. The terms and conditions of such awards will generally be the same as such terms and conditions applicable to awards granted to other senior executive officers of the Company.

If Mr. Brolick’s employment is terminated by the Company without Cause or by Mr. Brolick for Good Reason (“Cause” and “Good Reason” are defined in the Employment Agreement) prior to September 12, 2014, Mr. Brolick would be entitled to the payments and benefits stated in Section 8 of the Employment Agreement.

If Mr. Brolick’s employment terminates for any reason on or after September 12, 2014 (other than a termination by the Company for Cause), and in the case of a termination of employment by Mr. Brolick (other than due to disability) upon 60 days prior written notice (such termination, the “Retirement”), then upon such Retirement, and subject to the execution and non-revocation by Mr. Brolick of a release agreement, he would be entitled to (i) a pro rata portion of his annual incentive award for the fiscal year in which the termination occurs, based on actual Company performance, and (ii) continued vesting through the end of the applicable vesting periods of all of his equity and other long-term incentive awards outstanding on the date of Retirement, and otherwise in accordance with their applicable terms as if Mr. Brolick had not experienced a termination of employment; provided, however, that in the event of any Change in Control (as defined in the Employment Agreement) that occurs following Retirement, all such equity and other long-term incentive awards shall immediately vest; provided, further, however, that, in the case of stock options, Mr. Brolick shall have two years (such exercise period was one year in the Employment Agreement) to exercise such options commencing on the later of Retirement, termination of service as a member of the Board of Directors of the Company (this termination of service as a director provision is added by the Amendment), and the last day upon which such options vest (but not beyond expiration of the applicable option term). Any such continued vesting shall be subject to Mr. Brolick’s continued compliance with his post-termination obligations to the Company as set forth in the Employment Agreement.

Except as described in the Amendment, all provisions of the Employment Agreement will remain in full force and effect, including the non-competition, non-solicitation, confidentiality and non-disparagement provisions. There were no incentives or inducements offered in connection with the Amendment other than the modifications to certain provisions of the Employment Agreement as described herein. The Employment Agreement was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 2, 2011.

The Amendment is included in this filing as Exhibit 10.1 and is incorporated herein by reference. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Amendment.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Amendment to Employment Agreement effective as of June 2, 2014 between The Wendy’s Company and Emil J. Brolick.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WENDY’S COMPANY
(Registrant)
Date: June 3, 2014	By: /s/ Dana Klein
Dana Klein
Senior Vice President - Corporate and Securities Counsel, and
Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment to Employment Agreement effective as of June 2, 2014 between The Wendy’s Company and Emil J. Brolick.